                                                                Exhibit 99.1

[GARDNER DENVER logo]


===============================================================================
                                PRESS RELEASE
===============================================================================

FOR IMMEDIATE RELEASE
---------------------

July 26, 2006                         Contact: Helen W. Cornell
                                               Vice President, Finance and CFO
                                               (217) 228-8209



      GARDNER DENVER, INC. REPORTS RECORD LEVEL REVENUE AND NET INCOME:
          ORGANIC GROWTH, PRICING, ACQUISITIONS AND COST REDUCTIONS
                       DRIVE PROFITABILITY IMPROVEMENT


COMPARED TO THE SECOND QUARTER OF 2005:
o    REVENUES INCREASE 66%, INCLUDING 20% FROM ORGANIC GROWTH
o    NET INCOME INCREASES 125%
o    DILUTED EARNINGS PER SHARE INCREASES 107%, EVEN WITH 11% MORE SHARES
     OUTSTANDING
o    TOTAL SEGMENT OPERATING EARNINGS(1) INCREASE 151%, REACHING
     14.2% OF REVENUES


QUINCY, IL (July 26, 2006) - Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended June 30, 2006 were $416.3 million and $33.0 million, respectively. For the six-month period of 2006, revenues and net income were $815.6 million and $63.5 million, respectively. Diluted earnings per share (DEPS) for the three months ended June 30, 2006 was $0.62, 107% higher than the comparable period of 2005. For the six-month period of 2006, DEPS was $1.19, 113% better than the comparable period of the previous year. The improvement in financial results reflects incremental profitability attributable to organic revenue growth, pricing, acquisitions and cost reductions, including acquisition integration activities. Current and prior year DEPS and all share amounts presented in this press release reflect the effect of the two-for-one stock split (in the form of a stock dividend) that was completed on June 1, 2006.

CEO's Comments Regarding Results
--------------------------------
"The second quarter results reflect continued strength in our end markets and my outlook remains positive," said Ross J. Centanni, Chairman, President and CEO. "Demand for compressor and vacuum products remains broad-based, both regionally and across product lines, and continues to strengthen. I am very encouraged by the improvement in orders for our compressor and vacuum products in Europe, which has exceeded our expectations. Demand for oil and natural gas-related products continues to be as strong as I have seen in more than twenty years. Orders and backlog for these products increased in the second quarter of 2006, compared to the first quarter of 2006, reflecting strong demand into the first half of 2007 when the products are scheduled to be delivered."

-------------------------

(1) Total segment operating earnings (defined as revenues less cost of sales (excluding depreciation and amortization), depreciation and amortization, and selling and administrative expenses), and segment operating margin (defined as segment operating earnings divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. See "Business Segment Results."

"I am also pleased with our operational improvements. Additional progress was made in the second quarter to improve the performance of our supply chain and to outsource capacity-constrained components. Through our efforts, we have further reduced lead-times, enabling us to increase revenues and expand segment operating margin(1) (for a reconciliation of segment operating earnings to consolidated income before income taxes, see "Business Segment Results."). We have also worked to decrease our investment in working capital and excess assets. Therefore, in addition to improving DEPS, our strategic initiatives have resulted in an improved return on equity (defined as net income divided by average equity), which was 18.1% (on an annualized basis) for the second quarter of 2006, compared to 11.3% (annualized) in the second quarter of 2005."

"Our acquisition integration initiatives are progressing on plan. Our previously announced liquid ring pump manufacturing and product rationalization initiative, to shift production from Nuremberg, Germany to China and Brazil, is on schedule. We expect that the facility expansion in China will be completed this quarter and the entire production transfer will be completed by year-end. This project is expected to generate annualized savings in excess of $3 million beginning in the second quarter of 2007."

"In April, we began rationalizing our European blower product lines and manufacturing facilities. We are merging the Rietschle and Wittig operations, which are both located in Schopfheim, Germany, and relocating the mobile blower product line from Wittig to a Gardner Denver facility in the U.K., where other European mobile equipment is manufactured. We also intend to rationalize the Nash Elmo and Rietschle side channel blower product lines and centralize production of standard products in our manufacturing facility in Bad Neustadt, Germany. To date, we have completed negotiations with the works councils and have begun to reduce manpower through attrition, early retirement programs and eliminating temporary positions. We have started the rearrangement of the manufacturing facility in the U.K. and are installing some new machine tools required to increase output. By the fourth quarter of 2007, when the integration project is scheduled for completion, common manufacturing processes will have been aligned to increase productivity, and lead-times and inventory levels should be lower. We also expect to reduce administrative and manufacturing overhead expenses. Once completed, this project is expected to result in the elimination of approximately 65 positions."

"We continue to seek opportunities to reduce costs and sell excess assets as we further streamline operations. In the second quarter of 2006, we sold a Thomas Industries distribution facility in the U.K. and a former Syltone manufacturing plant in the U.S., generating a total of approximately $3.3 million of cash. We are also actively integrating the sales companies acquired through the Syltone, Nash Elmo and Thomas Industries acquisitions, which is expected to enable further margin expansion in 2007."

Outlook
-------
"According to the Federal Reserve Board, total industry capacity utilization in the U.S. remained above 81% throughout the second quarter, which tends to correlate with good demand for our industrial products. The economic environment in Europe and Asia also remains strong. Generally, demand for our products used in industrial applications lags economic cycle changes by approximately six months. Therefore, we remain optimistic in our demand outlook for industrial products through the remainder of 2006. Demand for our drilling and well stimulation pumps also remains strong and, given the extended visibility we have in this side of our business, we expect demand to remain strong for these products at least through 2007. We were successful in improving revenues in this reportable segment in the second quarter of 2006 through price increases and additional outsourcing of component production. Further revenue increases for oil and natural gas-related products will depend upon our ability to identify additional outsourcing alternatives, implement incremental price increases and expand machining capacity through capital investment."

"As expected, integration activities negatively impacted the Compressor and Vacuum Products segment operating earnings in the second quarter of 2006, as a result of lower productivity and increased severance expenses. We expect the costs associated with the integration projects to further impact financial results in the third and fourth quarter of 2006, and then not recur in 2007. Furthermore, due to manufacturing plant shutdown schedules and holidays, there are fewer work days at many of our facilities in the second half of the year, than in the first. Therefore, we expect net income in the second half of 2006 to be less than that of the first half of 2006. However, we believe lean manufacturing initiatives, further supplier performance improvements and a focus on divesting excess facilities will contribute to inventory and asset reductions over the remainder of the year," noted Mr. Centanni.

"Given our current economic outlook, as well as our existing level of backlog and operational improvements, we are increasing our DEPS outlook for 2006 to a range of $2.20 to $2.40, with third quarter DEPS approximating $0.47 to $0.57. The current estimate assumes that approximately $1.0 to $2.0 million of severance and relocation expenses ($0.01 to $0.02 DEPS) are incurred in the second half as a result of integration projects. The midpoint of the range for 2006 ($2.30) represents a 68% increase over the 2005 results. This improvement is expected despite the $0.07 reduction in DEPS associated with recognizing stock-based compensation expense for the year in accordance with SFAS 123(R), a greater number of average shares outstanding for the twelve-month period of 2006 (compared to 2005) and a higher effective tax rate. The implementation of SFAS 123(R) is expected to reduce net income by $0.6 million ($0.01 DEPS) in each of the remaining quarters of 2006."

"The anticipated effective tax rate for 2006 is higher than the rate incurred in the prior year and our previous expectation for 2006. Based on current expectations for the sources and magnitude of earnings in 2006, the effective tax rate assumed in the DEPS guidance for 2006 is 33%. The anticipated increase in the effective tax rate is primarily a result of incremental pretax income generated in the U.S. and Germany in 2006, which is taxed at higher rates than the Company's effective average for 2005 (30%). Tax planning strategies also provide decreasing rate benefits as the Company's pretax earnings increase."

Second Quarter Results
----------------------
Revenues increased $166.0 million (66%) to $416.3 million for the three months ended June 30, 2006, compared to the same period of 2005. Compressor and Vacuum Products segment revenues increased 65% for the three-month period of 2006, compared to the previous year, primarily due to the incremental effect of acquisitions, stronger demand, manufacturing and supply chain improvements that resulted in increased production output, and price increases. Fluid Transfer Products segment revenues increased 71% for the three months ended June 30, 2006, compared to the same period of 2005, primarily due to stronger demand for drilling and well servicing pumps, manufacturing and supply chain improvements, incremental shipments as a result of increased outsourcing and price increases. (See Selected Financial Data Schedule.)

Orders for the three-month period ended June 30, 2006 were $181.0 million (66%) higher than the same period of the previous year, due to acquisitions and organic growth. The year-over-year organic growth in orders for compressor and vacuum products was 12%, which was supplemented by incremental orders from acquisitions. The 55% organic order growth for fluid transfer products for the three-month period of 2006 was driven by demand for oil and natural gas-related products that are expected to ship during the first half of 2007. Acquisitions also favorably impacted orders for fluid transfer products. Despite the increased revenue levels in the second quarter of 2006, orders in each reportable segment exceeded revenues, resulting in a 10% increase in total backlog from March 31, 2006.

Cost of sales (excluding depreciation and amortization) as a percentage of revenues decreased to 64.8% in the three-month period ended June 30, 2006, from 67.1% in the same period of 2005. This improvement was attributable to cost reduction initiatives and leveraging fixed and semi-fixed costs over additional production volume. Favorable sales mix also contributed to lower cost of sales (excluding depreciation and amortization) as a percentage of revenues. The second quarter of 2006 included a higher percentage of drilling pump and replacement pump parts shipments than the previous year and these products have cost of sales (excluding depreciation and amortization) percentages below the Company's average. Declines in productivity related to acquisition integration efforts partially offset some of these improvements.

Depreciation and amortization increased $7.3 million (102%) to $14.5 million, primarily due to the incremental effect of acquisitions. In the three months ended June 30, 2006, the Company substantially completed the allocation of the Thomas Industries purchase price to the assets acquired. The finalization of the fair market value of this business's tangible and amortizable intangible assets resulted in a $1.7 million increase in depreciation and amortization expense in the three-month period of 2006 that is not expected to recur.

As a percentage of revenues, selling and administrative expenses decreased to 17.5% for the three-month period ended June 30, 2006, compared to 20.7% for the same period of 2005. Selling and administrative expenses increased $21.3 million in the three-month period ended June 30, 2006 to $73.0 million, primarily due to the incremental effect of acquisitions ($20.7 million) and stock-based compensation expense ($0.8 million). These increases were partially offset by cost reductions, net of inflationary factors such as salary increases.

As a result of the improved cost of sales (excluding depreciation and amortization) percentage and leveraging selling and administrative expenses over higher revenues, operating earnings(1) (for a reconciliation of segment operating earnings to consolidated income before income taxes, see "Business Segment Results.") as a percentage of revenues (operating margin) for each reportable segment improved for the three-month period ended June 30, 2006, compared to the same period of 2005. Compressor and Vacuum Products segment operating margin was 10.4% in the three months ended June 30, 2006, compared to 8.1% in the same period of 2005. Fluid Transfer Products segment operating margin increased to 27.8% for the three months ended June 30, 2006, a new record level for this reportable segment, compared to 14.2% in the same period of 2005. The primary causes for the sequential decline in operating margin for the Compressor and Vacuum Products segment from the first quarter of 2006 (11.2%) to the second quarter of 2006 (10.4%) were the productivity decreases, integration-related severance expenses ($0.5 million) and the adjustment to depreciation and amortization that were discussed previously.

Incremental borrowings necessary to complete acquisitions and higher short-term interest rates resulted in increased interest expense for the three months ended June 30, 2006, compared to the same period of 2005. Other income, net, in the three-month period of 2005 included approximately $0.7 million of interest income earned on the investment of financing proceeds, prior to their use to complete the Thomas acquisition, and proceeds from litigation-related settlements ($1.6 million).

Net income for the three months ended June 30, 2006 increased $18.3 million (125%) to $33.0 million, compared to $14.7 million in same period of 2005, despite the inclusion of stock-based compensation expense and the higher effective tax rate in 2006 (33.9%) than in 2005 (30.0%). The results for 2006 include approximately $1.5 million of net income from acquisitions. Diluted earnings per share for the three-month period of 2006 was $0.62, 107% higher than comparable period of the previous year as a result of the increased net income. The improvement in DEPS is after the dilutive effect of the issuance of 11.3 million shares in May 2005 (adjusted for the stock dividend completed in June 2006).

Six Month Results
-----------------
Revenues for the first half of 2006 increased $326.4 million (67%) to $815.6 million, compared to the same period of 2005, due to acquisitions, organic growth and pricing. Unfavorable changes in currency exchange rates partially offset this improvement. (See Selected Financial Data Schedule.)

Net income for the six months ended June 30, 2006 increased $38.5 million (154%) to $63.5 million ($1.19 DEPS), compared to $25.0 million ($0.56 DEPS) in same period of 2005. This increase was primarily attributable to organic revenue growth and price increases, cost reductions (including those associated with integrating previously acquired businesses) and acquisitions (net of interest expense related to financing the purchase price). DEPS for the six months ended June 30, 2006 was reduced $0.05 due to the recognition of stock-based compensation expense in accordance with SFAS 123(R). Compared to the previous year, DEPS for 2006 was also reduced as a result of having a greater number of average shares outstanding and a higher effective tax rate.

Cash provided by operating activities was approximately $23.3 million in the six-month period of 2006, 24% more than $18.8 million generated in the same period of 2005. Incremental production volume and revenues have resulted in increased investments in inventories and receivables since December 31, 2005. However, inventory turnover and days sales outstanding in the second quarter of 2006 are comparable to the levels of the fourth quarter of 2005.

The Company invested approximately $16.1 million in capital expenditures in the six-month period of 2006, compared to $10.5 million in the same period of 2005. The higher spending in 2006 reflects incremental investments in acquisition integration, cost reductions and capital spending at Thomas Industries' operations. Capital spending is currently expected to be approximately $45 million to $50 million in 2006, and will be used primarily to integrate businesses, introduce new products and improve operations. In addition to capital expenditures, cash provided by operations was used for acquisition payments and to repay debt. At the end of June 2006, debt to total capital was 42.0%, compared to 46.4% on December 31, 2005.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate acquisitions, including product and manufacturing rationalization initiatives, and realize anticipated cost savings, synergies and revenue enhancements; (2) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (3) the Company's exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company's compressor and vacuum products; (4) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company's dependence on particular suppliers, particularly iron casting and other metal suppliers; (5) the risks associated with intense competition in the Company's markets, particularly the pricing of the Company's products; (6) the Company's ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) economic, political and other risks associated with the Company's international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (8) changes in the availability or costs of new financing to support the Company's operations and future investments; (9) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company's products; (10) the risks associated with environmental compliance costs and liabilities; (11) the ability to attract and retain quality management personnel; (12) the ability to avoid employee work stoppages and other labor difficulties; (13) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (16) changes in laws and regulations, including accounting standards, tax requirements and related interpretations or guidance. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Comparisons of the financial results for the three and six-month periods ended June 30, 2006 and 2005 follow.

Gardner Denver will broadcast a conference call to discuss second quarter earnings on Thursday, July 27, 2006 at 9:00 a.m. Eastern time, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.

Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).

                                                    GARDNER DENVER, INC.
                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (in thousands, except per share amounts and percentages)
                                                         (Unaudited)

                                              THREE MONTHS ENDED                          SIX MONTHS ENDED
                                                   JUNE 30,                                   JUNE 30,
                                           ------------------------                   ------------------------
                                                                           %                                          %
                                              2006          2005         CHANGE          2006          2005         CHANGE
                                           ----------    ----------    ----------     ----------    ----------    ----------
Revenues                                   $  416,312    $  250,346           66      $  815,606    $  489,170           67

Costs and expenses:
  Cost of sales (excluding depreciation
    and amortization)                         269,714       167,900           61         528,889       328,914           61
  Depreciation and amortization                14,529         7,199          102          26,527        14,481           83
  Selling and administrative expenses          73,043        51,739           41         146,748       104,163           41
  Interest expense                              9,580         5,251           82          19,812         9,284          113
  Other income, net                              (453)       (2,690)         (83)         (1,140)       (3,322)         (66)
                                           ----------    ----------                   ----------    ----------
Total costs and expenses                      366,413       229,399           60         720,836       453,520           59
                                           ----------    ----------                   ----------    ----------

Income before income taxes                     49,899        20,947          138          94,770        35,650          166
Provision for income taxes                     16,915         6,284          169          31,274        10,695          192
                                           ----------    ----------                   ----------    ----------

Net income                                 $   32,984    $   14,663          125      $   63,496    $   24,955          154
                                           ==========    ==========                   ==========    ==========

Basic earnings per share (1)               $     0.63    $     0.31          103      $     1.22    $     0.57          114
                                           ==========    ==========                   ==========    ==========
Diluted earnings per share (1)             $     0.62    $     0.30          107      $     1.19    $     0.56          113
                                           ==========    ==========                   ==========    ==========

Basic weighted average
    number of shares outstanding (1)           52,388        47,362                       52,249        43,744
                                           ==========    ==========                   ==========    ==========
Diluted weighted average
    number of shares outstanding (1)           53,579        48,444                       53,420        44,866
                                           ==========    ==========                   ==========    ==========

Shares outstanding as of June 30 (1)           52,490        51,598
                                           ==========    ==========

(1) Current and prior year amounts reflect the effect of a two-for-one stock split (in the form of a stock dividend) completed on June 1, 2006.

                                         GARDNER DENVER, INC.
                                    CONDENSED BALANCE SHEET ITEMS
                                  (in thousands, except percentages)

                                                                              %
                                             6/30/2006      3/31/2006       CHANGE        12/31/2005
                                            -----------    -----------    ----------      -----------
                                            (Unaudited)    (Unaudited)
Cash and equivalents                        $    88,600    $   100,914          (12)      $   110,906
Receivables, net                                266,959        262,502            2           229,467
Inventories, net                                231,728        226,562            2           207,326
Total current assets                            626,059        630,859           (1)          586,267

Total assets                                  1,793,289      1,772,614            1         1,715,060

Short-term debt and current maturities
  of long-term debt                              20,907         24,490          (15)           26,081
Accounts payable and accrued liabilities        286,454        280,157            2           287,763
Total current liabilities                       307,361        304,647            1           313,844
Long-term debt, less current maturities         527,588        558,321           (6)          542,641

Total liabilities                             1,035,335      1,068,818           (3)        1,056,771

Total stockholders' equity                  $   757,954    $   703,796            8       $   658,289

                                                     GARDNER DENVER, INC.
                                                   BUSINESS SEGMENT RESULTS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                                THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                     JUNE 30,                                  JUNE 30,
                                             ------------------------                  ------------------------
                                                                             %                                         %
                                                2006          2005         CHANGE         2006          2005         CHANGE
                                             ----------    ----------    ----------    ----------    ----------    ----------
COMPRESSOR AND VACUUM PRODUCTS
   Revenues                                  $  325,402    $  197,325          65      $  643,835    $  386,498          67
   Operating earnings                            33,751        15,955         112          69,559        28,673         143
   % of revenues                                   10.4%          8.1%                       10.8%          7.4%
      Orders                                    344,260       205,257          68         677,957       423,173          60
      Backlog                                   342,866       198,998          72         342,866       198,998          72

FLUID TRANSFER PRODUCTS
   Revenues                                      90,910        53,021          71         171,771       102,672          67
   Operating earnings                            25,275         7,553         235          43,883        12,939         239
   % of revenues                                   27.8%         14.2%                       25.5%         12.6%
      Orders                                    110,437        68,402          61         198,531       147,050          35
      Backlog                                   193,140        96,836          99         193,140        96,836          99

RECONCILIATION OF SEGMENT RESULTS
   TO CONSOLIDATED RESULTS

Compressor and Vacuum Products
     operating earnings                      $   33,751    $   15,955                  $   69,559    $   28,673
Fluid Transfer Products operating earnings       25,275         7,553                      43,883        12,939
                                             ----------    ----------                  ----------    ----------
   Total segment operating earnings              59,026        23,508                     113,442        41,612
Interest expense                                  9,580         5,251                      19,812         9,284
Other income, net                                  (453)       (2,690)                     (1,140)       (3,322)
                                             ----------    ----------                  ----------    ----------
Income before income taxes                   $   49,899    $   20,947                  $   94,770    $   35,650
                                             ==========    ==========                  ==========    ==========
Income before income taxes as a
  percentage of revenues                           12.0%          8.4%                       11.6%          7.3%
                                             ==========    ==========                  ==========    ==========

The Company has determined its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company evaluates the performance of its reportable segments based on income before interest expense, other income, net, and income taxes. Reportable segment operating earnings (defined as revenues less cost of sales (excluding depreciation and amortization), depreciation and amortization, and selling and administrative expenses) and segment operating margin (defined as segment operating earnings divided by revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating earnings of its reportable segments to evaluate past performance, management performance and compensation, and actions required to improve profitability.

                                    GARDNER DENVER, INC.
                              SELECTED FINANCIAL DATA SCHEDULE
                             (in millions, except percentages)
                                        (Unaudited)

                                         THREE MONTHS ENDED           SIX MONTHS ENDED
                                              JUNE 30,                     JUNE 30,
                                       -----------------------    -------------------------
                                                         %                            %
                                       $ MILLIONS      CHANGE     $ MILLIONS        CHANGE
                                       ----------      ------     ----------        ------
COMPRESSOR AND VACUUM PRODUCTS
2005 Revenues                               197.3                      386.5
Incremental effect of acquisitions          109.8           56         218.2             57
Effect of currency exchange rates             0.2           --          (7.1)            (2)
Organic growth                               18.1            9          46.2             12
                                        ---------    ---------     ---------      ---------
2006 Revenues                               325.4           65         643.8             67

2005 Orders                                 205.3                      423.2
Incremental effect of acquisitions          114.6           56         218.9             52
Effect of currency exchange rates             0.4           --          (7.7)            (2)
Organic growth                               24.0           12          43.6             10
                                        ---------    ---------     ---------      ---------
2006 Orders                                 344.3           68         678.0             60

Backlog as of 06/30/05                      199.0
Incremental effect of acquisitions           94.2           47
Effect of currency exchange rates             7.0            4
Organic growth                               42.7           21
                                        ---------    ---------
Backlog as of 06/30/06                      342.9           72

FLUID TRANSFER PRODUCTS
2005 Revenues                                53.0                      102.7
Incremental effect of acquisitions            4.4            8           8.9              9
Effect of currency exchange rates             0.3            1          (1.0)            (1)
Organic growth                               33.2           62          61.2             59
                                        ---------    ---------     ---------      ---------
2006 Revenues                                90.9           71         171.8             67

2005 Orders                                  68.4                      147.1
Incremental effect of acquisitions            4.0            6           9.9              7
Effect of currency exchange rates             0.3           --          (1.5)            (1)
Organic growth                               37.7           55          43.0             29
                                        ---------    ---------     ---------      ---------
2006 Orders                                 110.4           61         198.5             35

Backlog as of 06/30/05                       96.8
Incremental effect of acquisitions            1.9            2
Effect of currency exchange rates             1.7            2
Organic growth                               92.7           95
                                        ---------    ---------
Backlog as of 06/30/06                      193.1           99

CONSOLIDATED REVENUES
2005                                        250.3                      489.2
Incremental effect of acquisitions          114.2           46         227.1             47
Effect of currency exchange rates             0.5           --          (8.1)            (2)
Organic growth                               51.3           20         107.4             22
                                        ---------    ---------     ---------      ---------
2006                                        416.3           66         815.6             67

                                               GARDNER DENVER, INC.
                                         SELECTED FINANCIAL DATA SCHEDULE
                                        (in millions, except percentages)
                                                   (Unaudited)

                                                THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                     JUNE 30,                               JUNE 30,
                                       -----------------------------------   ------------------------------------
                                                        %           % OF                       %          % OF
                                       $ MILLIONS     CHANGE      REVENUES   $ MILLIONS      CHANGE      REVENUES
                                       ----------     ------      --------   ----------      ------      --------
2005 Compressor and Vacuum
  Operating Earnings                        15.9                       8.1         28.7                       7.4
Incremental effect of acquisitions           9.3          58           8.5         23.0          80          10.5
Other changes                                8.5          54                       17.8          63
                                        --------------------                   --------------------
2006 Compressor and Vacuum
  Operating Earnings                        33.7         112          10.4         69.5         143          10.8

2005 Fluid Transfer
  Operating Earnings                         7.6                      14.2         12.9                      12.6
Incremental effect of acquisitions           0.7           9          15.9          1.5          12          16.9
Other changes                               17.0         226                       29.5         227
                                        --------------------                   --------------------
2006 Fluid Transfer
  Operating Earnings                        25.3         235          27.8         43.9         239          25.5

DEPRECIATION & AMORTIZATION
2005                                         7.2                       2.9         14.5                       3.0
Incremental effect of acquisitions           7.4         103           6.5         12.4          86           5.5
Other changes                               (0.1)         (1)                      (0.4)         (3)
                                        --------------------                   --------------------
2006                                        14.5         102           3.5         26.5          83           3.2

SELLING & ADMINISTRATIVE EXPENSES
2005                                        51.7                      20.7        104.2                      21.3
Incremental effect of acquisitions          20.7          40          18.1         40.7          39          17.9
Other changes                                0.6           1                        1.8           2
                                        --------------------                   --------------------
2006                                        73.0          41          17.5        146.7          41          18.0

TOTAL SEGMENT OPERATING EARNINGS
2005                                        23.5                       9.4         41.6                       8.5
Incremental effect of acquisitions          10.0          43           8.8         24.5          59          10.8
Other changes                               25.5         108                       47.3         114
                                        --------------------                   --------------------
2006                                        59.0         151          14.2        113.4         173          13.9

NET INCOME
2005                                        14.7                       5.9         25.0                       5.1
Incremental effect of acquisitions           1.6          11           1.4          5.9          24           2.6
Other changes                               16.7         114                       32.6         130
                                        --------------------                   --------------------
2006                                        33.0         125           7.9         63.5         154           7.8